Exhibit 3.125

5965737-0142

CERTIFICATE

To the Secretary of State of the State of Utah:

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”), Discovery House-UC, Inc. (the “Corporation”), organized and existing under and by virtue of the provisions of the Act and all amendments thereto, does hereby submit for filing the attached Amended and Restated Articles of Incorporation of the Corporation (the “Amended and Restated Articles of Incorporation”).

1. The name of the Corporation is Discovery House-UC, Inc.

2. The Articles of Incorporation, originally filed on July 22, 2005, are being amended and restated as reflected in the Amended and Restated Articles of Incorporation which are attached hereto.

3. The Amended and Restated Articles of Incorporation were duly authorized and adopted by the Board of Directors and Shareholder of the Corporation by unanimous written consent on November 2, 2015.

IN WITNESS WHEREOF, the undersigned has caused the execution and delivery of these Articles as of the 2nd day of November, 2015.

DISCOVERY HOUSE-UC, INC.
By:	/s/ Christopher L. Howard
Christopher L. Howard
Vice President and Secretary

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF DISCOVERY HOUSE-UC, INC.	5965737-0142

Article I

The name of the Corporation is Discovery House -UC, Inc. (the “Corporation”).

Article II

The purpose of the Corporation is to own and operate a healthcare related facility and any other lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act (the “Act”).

Article III

The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, $0.001 par value per share.

Article IV

The address of the registered agent and designated office of this Corporation is 1108 East South Union Avenue, Midvale, UT 84047. The name of the registered agent at the above registered office is CT Corporation System.

Article V

The principal address of the Corporation is 6100 Tower Circle, Suite 1000, Franklin, TN 37067.

Article VI

The name(s) and address(es) of the individuals who are to serve as the directors(s) are:

Director	Joey A. Jacobs	6100 Tower Circle, Suite 1000 Franklin, TN 37067
Director	Christopher L. Howard	6100 Tower Circle, Suite 1000 Franklin, TN 37067

Article VII

To the fullest extent permitted by the Act as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director. If the Act is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be further eliminated or limited to the fullest extent permitted by the Act as so amended. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article VIII

The Corporation shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. Neither any amendment nor repeal of this Article VIII nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in res VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

[Signature Page Follows.]

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed on this 2nd day of November, 2015.

/s/ Christopher L. Howard
Christopher L. Howard
Vice President and Secretary